Exhibit 107.1
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	5,750,000(2)	$5.32	$30,590,000.00	0.0001102	$3,371.02
Total Offering Amounts					$30,590,000.00		$3,371.02
Total Fee Offsets							--
Net Fee Due							$3,371.02

(1)This Registration Statement also covers an indeterminate number of shares of Chico’s FAS, Inc. (the “Registrant”) common stock, $0.01 par value per share (“Common Stock”), which may be issuable pursuant to the Chico’s FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan, as amended and restated June 22, 2023 (the “Amended and Restated 2020 Plan”) as a result of stock splits, reverse stock splits, stock dividends, combinations of shares, spin-offs, recapitalizations, mergers, and other capital adjustments, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)Reflects the additional 5,750,000 shares of Common Stock authorized for issuance under the Amended and Restated 2020 Plan.
(3)Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on June 23, 2023.
Table 2: Fee Offset Claims and Sources

Not applicable.